Exhibit 10.1

Dated 28 February 2011

Indigo Capital IV LP

as Seller 1

ICWET LP

as Seller 2

Industrie-Beteiligungs-Gesellschaft mbH (IBG)

as Seller 3

Amerigon Europe GmbH

as Purchaser

Amerigon Incorporated

as Guarantor

and

TMF Deutschland AG

as Process Agent

SHARE SALE AND PURCHASE AGREEMENT

F R A N K F U R T

Seite 2

SHARE SALE AND PURCHASE AGREEMENT

BETWEEN

(1)	Indigo Capital IV LP, 30 King Street, London, EC2V 8EH, England (“Seller 1”);

(2)	ICWET LP, 30 King Street, London, EC2V 8EH, England (“Seller 2”);

(3)	Industrie-Beteiligungs-Gesellschaft mbH (IBG), Bockenheimer Landstrasse 10, 60323 Frankfurt am Main (“Seller 3”);

(4)	Amerigon Europe GmbH, Ulmer Straße 160b, 81656 Augsburg, Amtsgericht Augsburg, HRB 25596 (“Purchaser”);

(5)	Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, USA (“Guarantor”); and

(6)	TMF Deutschland AG, Eschenheimer Anlage 1, 60316 Frankfurt am Main as Guarantor’s process agent (“Process Agent”)

The persons named at (1) to (3) above are hereafter also jointly referred to as “Sellers” and each individually a “Seller” and, the persons named at (1) to (4) above are hereafter also jointly referred to as “Parties” and each individually a “Party”. (For the avoidance of doubt, the Process Agent is not a Party and executes this agreement only for the purpose of acknowledging its appointment in accordance with Clause 19.3.)

PREAMBLE

(A)	W.E.T. Automotive Systems AG (the “Company”) is a German stock corporation with registered place of business in Odelzhausen, registered in the commercial register of the local court of Munich under number HRB 119793 with a stated capital (Grundkapital) of EUR 9,600,000.00. The Company’s stated capital is divided into 3,200,000 bearer shares (the “Shares”) without par value (auf den Inhaber lautende Stückaktien) with the International Securities Identification Number (ISIN) DE0005081608, each representing a calculatory share in the Company’s stated capital of EUR 3.00. The bearer shares are embodied in one or more global share certificates, held in collective custody (Girosammelverwahrung) with Clearstream Banking AG, Frankfurt am Main (“CBA”) as central depository bank for securities (Wertpapiersammelbank).
(B)	Out of all Shares, the Company holds 159,988 Shares in itself (which so long as they are held by the Company do not carry voting rights) equalling 5.00% of its registered share capital and the Sellers hold in aggregate 2,297,663 Shares (the “Sellers’ Shares”) equalling 71.80% of the Company’s registered share capital and 75.58% of the voting rights in the Company (not including the Shares held by the Company itself). The Seller’s Shares held by Seller 1 are booked on three different depository accounts, two of which are subject to pledges in favour of third parties. Details about the number of Sellers’s Shares held by each Seller, the deposit accounts in which these are held and any encumbrances thereof are set out in more detail in the table below:

Seller	Number of Sellers’ Shares	Deposit Account with BHF-BANK Aktienge- sellschaft no.:	Encumbrances
Seller 1	106,918 (“UniCredit Shares”)		pledged to UniCredit Bank AG by agreement of 15 April 2010 (“UniCredit Pledge”)
	178,165 (“ING Shares”)		pledged to ING Bank N.V. by agreement of 15 April 2010 (“ING Pledge”)
	641,414 (the “Indigo Shares”)		n/a
Subtotal	926,497
Seller 2	1,075,866		n/a
Seller 3	295,300		n/a
Total	2,297,663

Seite 3

In relation to each Seller, each portion of Sellers’ Shares held by such Seller in a particular deposit account according to the above table is hereafter referred to as the “Sale Shares”.

(C)	By agreement dated 6 April 2010 (the “Note Agreement”), the Company agreed to issue a loan note in the amount of up to EUR 7,163,000 and by loan note of 16 April 2010 issued to Seller 2 a loan note in the amount of EUR 7,162,728.18 (the “Note”). As at 31 December 2010 the aggregate of principal and interest accrued on the Note (excluding the entitlement to a final payment as set forth in the Note) amounted to approximately EUR 7,925,000.

(D)	By a senior facility agreement dated 4 August 2003, as last amended by the “Ninth Amendment Agreement to the up to EUR 284,000,000 Facility Agreement dated 4 August 2003” (the “Senior Facility Agreement”), BHF-BANK Aktiengesellschaft as agent and security agent and the lenders named therein agreed to provide to the Company and certain of its affiliates as borrowers certain term loan and revolving loan facilities in the aggregate amount of Euro 284,000,000. According to the Senior Facility Agreement, all amounts advanced there under will become due and payable upon the occurrence of a change of control, as would result from consummation of the transaction contemplated by this agreement.

(E)	Seller 1 and Seller 2 are subject to the terms of an intercreditor agreement dated 4 August 2003, as last amended by the “Sixth Amendment Agreement to the Intercreditor Agreement dated 4 August 2003” on 1 April 2010 (the “Intercreditor Agreement”). According to the terms of the Intercreditor Agreement, Seller 1 and Seller 2 may not transfer their Shares or the Notes unless the transferee (previously or simultaneously) accedes to the Intercreditor Agreement.

(F)	Purchaser wishes to acquire the Sellers’ Shares by purchasing from each Seller the Sale Shares, and/or making a voluntary tender offer for the Shares. Sellers wish to sell or tender to Purchaser the Sellers’ Shares. Purchaser also intends (without being obliged to do so) to purchase or procure the repayment of the Note within 18 months from acquiring the Sale Shares.

(G)	Guarantor is Purchaser’s immediate parent, holding all shares in Purchaser. In preparation of the anticipated purchase of the Sellers’ Shares and the Note by Purchaser (the “Merger”), Sellers and Guarantor entered into a “Letter of Intent Concerning Shares in W.E.T. Automotive AG” dated 14 January 2011 and last executed by the parties thereto 19 January 2011 (the “LOI”). Guarantor has agreed to guarantee performance by Purchaser of the obligations to be assumed by Purchaser under this agreement.

Seite 4

(H)	Purchaser intends to secure debt financing for the Merger, on terms acceptable to Purchaser and Guarantor by executing, and having Guarantor execute, loan facility agreements with Bank of America or any other bank selected by Purchaser (“Purchaser’s Bank”) and having Guarantor forward all or a portion of the funds it receives in connection with its loan facility agreement to Purchaser. Further, Guarantor intends to issue new shares in Guarantor after the date hereof on terms acceptable to Guarantor and forward some or all of the funds received through such equity issuance, to Purchaser.

(I)	Purchaser expects the Company to execute a binding loan facility agreement (“New Facility Agreement”) with Purchaser’s Bank no later than 28 March 2011 pursuant to which the facility outstanding under the Facility Agreement is refinanced by or around the date Purchaser acquires the Sale Shares in which case the restrictions imposed on the Note and the Shares held by Seller 1 and Seller 2 by the Facility Agreement and the Intercreditor Agreement will fall away.

(J)	In this agreement the Parties and Guarantor wish to set out the terms and conditions under which the Sellers’ Shares shall be sold to and purchased by the Purchaser.

NOW THEREFORE IT IS AGREED WHAT FOLLOWS:

1.	APPROVAL

1.1	The Parties and Guarantor agree that Seller 3 shall be bound by, and benefit from, this agreement only subject to the condition that the execution of this agreement is approved by the competent internal bodies (zuständige Gremien) of Seller 3 (“Approval”) provided that in any event, the Approval shall be deemed granted, the condition shall be deemed satisfied and Seller 3 shall become bound by this agreement, when Seller 3 confirms that it has obtained the Approval (the “Confirmation”) to Seller 1 (who will receive such Confirmation also on behalf of Seller 2) and to Purchaser (who will receive such Confirmation also on behalf of Guarantor) in writing (including telefax or pdf).

1.2	Seller 1, Seller 2, Purchaser and Guarantor agree that they shall be bound by this agreement irrespective of whether the Approval is granted. The Parties’ rights to rescind this agreement pursuant to Clause 5 remains unaffected.

2.	SALE AND PURCHASE

2.1	Each Seller hereby sells to Purchaser at the Agreed Share Price (as defined below) the Sale Shares, together with all ancillary rights (Nebenrechte) pertaining thereto, including all dividend rights (Gewinnbezugsrechte) to undistributed profits of the current business year and of prior business years. Purchaser hereby accepts such sales.

2.2	The transfer of the Sale Shares shall take place on the Closing Date and as set forth further in Clause 7 below.

3.	PURCHASE PRICE, PAYMENT AND INTEREST

3.1	The purchase price for each Sellers’ Share shall be EUR 40 resulting in the Agreed Share Prices (as defined below) payable to each Seller in respect of the Sale Shares as set out in the table below:

Seller	Sale Shares	Agreed Share Price (EUR)
Seller 1	UniCredit Shares	4,276,720
	ING Shares	7,126,600
	Indigo Shares	25,656,560
Seller 2	1,075,866	43,034,640
Seller 3	295,300	11,812,000

Seite 5

In relation to each portion of Sale Shares shown in the above table (for the avoidance of doubt, including in relation to each of the UniCredit Shares, the ING Shares and the Indigo Shares), the purchase price payable therefor according to the above table is hereafter referred to as the “Agreed Share Price”.

3.2	The Agreed Share Price shall be due and payable on the Closing Date (as defined below) in accordance with Clause 7 to each Seller’s bank account(s) as set out in the table below:

Seller	Bank Account with BHF-BANK Aktiengesellschaft
	Number	Sort Code	BIC Code
Seller 1
ING Shares
UniCredit Shares
Indigo Shares
Seller 2
Seller 3

or to such other bank account(s) notified to Purchaser in writing at least three days (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main (Germany), London (UK) and New York City (USA) (each such day a “Business Day”) prior to the instruction for the respective wire transfer being given. Payments shall have debt releasing effect (schuldbefreiende Wirkung) towards a Seller only if they are made to the Agreed Account (as defined below).

In relation to each Seller and, in the case of Seller 1 in relation to each of the UniCredit Shares, the ING Shares and the Indigo Shares, the bank account to which the Agreed Share Price shall be paid according to the above table (or any subsequent notification in accordance with the previous paragraph) is hereafter referred to as the “Agreed Account”.

3.3	Payments due to a Seller shall bear interest at a rate of 10% p.a. from and including the respective due date (which, for the Agreed Share Price, is the Closing Date) to, but not including, the date of actual payment into the Agreed Account. The interest method to be used shall be 30/360; i.e., any interest shall be calculated on the basis of a month of 30 days and a year of 360 days.

4.	CLOSING CONDITIONS

4.1	Following satisfaction of the following conditions (each a “Closing Condition”), the Parties and Guarantor undertake to consummate this agreement in the manner, at such time and at such place as is set forth in Clause 7 or 8 below:

(a)	the waiting period applicable to the Merger under the Hart-Scott-Rodino Act (U.S.) (the “HSR Act”) has expired or been terminated to the effect that the Merger may be consummated;

Seite 6

(b)	the Merger may be consummated without violating the anti-trust, cartel or similar laws under any other relevant jurisdiction (each a “Cartel Filing Jurisdiction”) because (i) the applicable waiting period, notice period or other similar period during which the Merger cannot be consummated have expired or been terminated, or (ii) the competent merger control authorities have cleared the Merger;

(c)	Purchaser has submitted to Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”) an offer document for a public takeover (the “Offer”) of the Company in compliance with the laws of the Federal Republic of Germany, in particular, but not limited to, the provisions of the German Securities Acquisition and Takeover Act and the respective subordinate legislation, which contains a financing confirmation within the meaning of sec. 13 (1) sentence 2 German Securities Acquisition and Takeover Act and is not subject to any condition, rescission or other withdrawal right other than (i) the conditions set out in Clause 4.1(a) and (b) above, (ii) the condition of Purchaser having secured the acquisition of Shares (including the Sale Shares) which represent 71.80% of the Company’s registered share capital and (iii) as provided for by mandatory applicable laws (the “Offer Document”);

(d)	Purchaser presents to Seller 1 and Seller 3 original declarations (or certified copies thereof), together with any underlying documentation reasonably requested by Seller 1, from Purchaser’s Bank confirming that the Agreed Share Price for the Sale Shares of all Sellers will after satisfaction or waiver of the Closing Conditions be advanced to Sellers by Purchaser’s Bank at any time upon Guarantor’s or Purchaser’s request;

(e)	the Company has executed the New Facility Agreement;

(f)	Seller 1 has delivered to Purchaser duly executed written statements conforming in all material respects with the form as attached as Annex 4.1(f) from the respective holder of the UniCredit Pledge and the ING Pledge pursuant to which the UniCredit Pledge and the ING Pledge, respectively, are removed and cease to exist upon receipt of the Agreed Share Price (payable with regard to the ING Shares and, respectively, the UniCredit Shares) on the Agreed Account.

4.2	Purchaser shall immediately inform Sellers when a Closing Condition set out in Clause 4.1(a) or 4.1(b) has been fulfilled and provide Seller 1 without undue delay with an unqualified confirmation from its lawyers addressed to Sellers confirming to Sellers that the respective Closing Condition has occurred, in each case accompanied by copies of the related documentation. Sellers 1 shall immediately inform Purchaser and Guarantor when the Closing Condition set out in Clause 4.1(f) has been fulfilled and provide Purchaser without undue delay with copies of the related documentation.

4.3	Purchaser shall take all such activities as are reasonably required to achieve fulfilment of the Closing Conditions set out in Clause 4.1(a) to 4.1(e).

4.4	Seller 1 shall take all such activities as are reasonably required to achieve fulfilment of the Closing Condition set out in Clause 4.1(f).

4.5	Seller 1 may waive (with effect for all Sellers) the Closing Conditions set forth in Clause 4.1 (c) and (d), Purchaser may waive the Closing Conditions set forth in Clause 4.1(e) and (f); the Closing Conditions in Clause 4.1(a) and (b) may only be waived by Seller 1 and Purchaser jointly. Unless otherwise agreed by the Parties in writing, the effect of a waiver shall, however, be limited to eliminating the need that the respective Closing Condition be fulfilled before the Closing and shall neither prejudice the continuing obligation of the responsible Seller, Purchaser or Guarantor, as the case may be, to fulfil such Closing Condition nor its liability for non-performance of its obligation to fulfil such Closing Condition. If Purchaser waives the Closing Condition set out in Clause

Seite 7

4.1(f) before 28 March 2011, it shall not be entitled to bring a claim for breach of Clause 9.1(b) to the extent such breach is caused by the continuing existence of the UniCredit Pledge and/or the ING Pledge, provided that Seller 1 remains obliged to remove such pledges.

5.	RESCISSION

5.1	Seller 1 may rescind this agreement with immediate effect for and against all Parties and Guarantor by written statement to Purchaser, if

(a)	Purchaser has not evidenced the satisfaction or waiver of

(i)	Closing Condition 4.1(a) by 28 May 2011; and

(ii)	Closing Condition 4.1(b) by 28 May 2011; and

(iii)	Closing Condition 4.1(c) by 28 March 2011; and

(iv)	Closing Condition 4.1(d) by 28 March 2011; and

(v)	Closing Condition 4.1(e) by 28 March 2011; or

(b)	Purchaser withdraws the Offer Document; or

(c)	BaFin prohibits Purchaser’s takeover offer; or

(d)	Purchaser fails to publish the Offer Document in accordance with Sec. 14 para. 3 sentence 1 of the German Securities Acquisition and Takeover Act immediately after approval of the Offer Document by BaFin, at the latest within three bank working days in Frankfurt a. M., Germany, after expiry of the review period (without the BaFin having prohibited Purchaser’s takeover offer) according to Sec. 14 para. 2 sentence 1 of the German Securities Acquisition and Takeover Act; or

(e)	Purchaser or Guarantor fail to take within ten Business Days from the Closing Date the Closing Actions (as defined below) to be taken by it at the time and in the manner set out in Clause 7.2, unless this is caused by a Seller’s failure to comply with its own obligations as set out in Clause 7.2 or the Parties proceeding in accordance with Clause 8.

5.2	Purchaser may rescind this agreement with immediate effect by written statement to Sellers, if

(a)	Seller 3 fails to provide the Confirmation to Seller 1 (who will receive such Confirmation also on behalf of Seller 2) and to Purchaser (who will receive such Confirmation also on behalf of Guarantor) by 28 March 2011; or

(b)	Seller 1 fails to achieve fulfilment of the Closing Condition set out in Clause 4.1(f) by 28 March 2011; or

(c)	Closing Conditions 4.1(a) to (e) are not satisfied or waived by 28 May 2011; or

(d)	Sellers fail to take within ten Business Days from the Closing Date the Closing Actions (as defined below) to be taken by them at the time and in the manner set out in Clause 7.2, unless this is caused by Purchaser’s or Guarantor’s failure to comply with its own obligations as set out in Clause 7.2 or the Parties proceeding in accordance with Clause 8.

5.3

If rescission is declared in accordance with Clause 5.1 or Clause 5.2, each Party and Guarantor shall deliver to the other Party and Guarantor all documents, working papers and other materials furnished to it by the respective other Party or Guarantor in connection with the contemplated

Seite 8

Merger, irrespective of whether such materials have been furnished before or after the date this agreement has been executed (“Signing Date”).

5.4	Purchaser may only exercise its rescission right hereunder against all Sellers jointly.

5.5	The performances to be rendered upon rescission shall be rendered concurrently (Zug um Zug), provided that mutual payment obligations (if any) shall be offset against each other.

5.6	If rescission is declared pursuant to Clauses 5.1 or 5.2, all further obligations of the Parties and of Guarantor under this agreement will terminate, except as otherwise set forth in this agreement and except that the obligations set out in Clauses 17 through 22 will survive, and neither Party shall incur any liability as a result of such rescission.

6.	MERGER CONTROL

6.1	Purchaser shall and, to the extent required by applicable law, rule or regulation, Sellers shall, (i) make, as promptly as practicable after the Signing Date, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and (2) all other necessary filings with each Cartel Filing Jurisdiction with respect to the Merger and (ii) supply, as promptly as practicable, any additional information and documentary material that may be reasonably requested pursuant to such requirements and use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and all similar periods applicable in each Cartel Filing Jurisdiction in the most expeditious manner practicable.

6.2	Each Party shall, in connection with the efforts referenced in 5.1 above to obtain all requisite approvals, clearances and authorizations for the Merger, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity, including any governmental entity of a Cartel Filing Jurisdiction, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties, or the other Parties’ legal counsel, to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other applicable governmental entity or any person in connection with any proceeding by a private party and (iv) unless prohibited by law, rule or regulation, give the other Parties and the other Parties’ legal counsel the opportunity to attend and participate in such meetings and conferences.

6.3	If any objections are asserted with respect to the Merger under any applicable law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law, each of the Parties shall use its commercially reasonable efforts to resolve any such objections or challenge, including responding to any request for information from any such governmental entity and complying with any requirements or conditions imposed by any such governmental entity so as to permit consummation of the transactions contemplated by this agreement on the terms set forth in this agreement. Notwithstanding the foregoing, in no event shall the obligations of the Parties under this Clause 6 (i) require any Party to pay or commit to pay any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation in order to obtain the approvals, clearances and authorizations described in this Clause 6, unless such Party consents to thereto; provided, however, that if any Party other than Purchaser is requested to pay any material amount of cash in order to obtain any such approvals, clearances and authorizations described in this Clause 6, such other Party shall give Purchaser the opportunity to make such payments on behalf of such other Party and (ii) require any Party to consummate the Merger if the essential terms

Seite 9

of the Merger applicable to such Party have been materially modified by any requirements or conditions imposed by a governmental entity (including, but not limited to, requiring a Party to sell, divest or otherwise dispose of any assets or business) so as to permit consummation of the transactions contemplated by this agreement.

6.4	To the extent this is permitted by applicable law and subject to Sellers’ approval of any relevant filing or notification, Purchaser shall make any filings and notifications required to be made with any competition authority also on behalf of Sellers.

6.5	Where Guarantor is legally required to make any cartel filing, the obligations imposed on Purchaser in this Clause 6 apply equally to Guarantor.

7.	CLOSING

7.1	Subject to Clause 8, the consummation of this agreement (“Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP in Frankfurt am Main at 9 hours CET on the fifth Business Day following satisfaction or waiver of the Closing Conditions or, such earlier or later point in time or at such other place as Sellers and Purchaser may agree (that date set or agreed for the Closing to take place hereafter referred to as the “Closing Date”).

7.2	On the Closing Date, the Parties and Guarantor shall take the action (each a “Closing Action”) set out below in the order set out below:

(a)	Purchaser shall hand over to Seller 1 copies of all approvals it has obtained from competition authorities and originals of any statement from Purchaser’s lawyers to be delivered to Sellers pursuant to Clause 4.2.

(b)	Guarantor shall hand over to each Seller one original of the Appointment Letter (as defined in Clause 19.2 below).

(c)	Purchaser shall evidence to Sellers that

(i)	an amount equal to the Agreed Share Price is booked on its bank account with Bank of America or any other bank of international repute selected by Purchaser, by handing over to Seller 1 an account statement dated as of the Closing Date;

(ii)	Purchaser’s bank has unconditionally and irrevocably committed by letter or telefax to advance (without deduction or withholding) upon Purchaser’s oral or telefax instruction amounts equal to each Agreed Share Price to each Agreed Account, by handing over to Seller 1 an original of such letter or telefax;

(d)	Each Seller shall evidence to Purchaser that

(i)	the Sale Shares are booked on its deposit account(s) as stated in Clause (B) of the Preamble;

(ii)	its bank has unconditionally and irrevocably committed by letter or telefax to transfer the Sale Shares upon receipt of the Agreed Share Price on the Agreed Account to such deposit account as Purchaser has notified to Seller 1 no less than five Business Days prior to Closing, by handing over to Purchaser an original of such letter or telefax.

(e)	If on the Closing Date, the Intercreditor Agreement is still in force, Purchaser shall accede to the Intercreditor Agreement by executing such declarations as are required to effect such accession.

(f)	Purchaser shall pay the Agreed Share Price to each Agreed Account.

Seite 10

(g)	Each Seller shall seek confirmation of receipt of the Agreed Share Price from the bank(s) with whom it keeps the Agreed Account(s) and inform Purchaser of such confirmation promptly.

7.3	After all Closing Actions have been fulfilled (or waived), Sellers and Purchaser shall confirm in writing in a closing memorandum in such form as shall be mutually agreed that all Closing Actions have been performed or waived and that the Closing has occurred. For the avoidance of doubt, the legal effect of such closing memorandum shall be limited to serve as evidence that all Closing Actions have been performed or waived and that the Closing has occurred, but shall not limit or prejudice in any manner the rights of the Parties or Guarantor arising under this agreement or under applicable law.

7.4	Each Seller and Purchaser hereby agree that, conditional upon (aufschiebend bedingt) the occurrence of the Closing Date, the consummation or waiver of the actions set out in Clause 7.2(a) to (e) and receipt on the Agreed Account of the Agreed Share Price,

(a)	title to the Sale Shares (sold for that Agreed Share Price), including in relation thereto (i) the co-ownership rights to the underlying global share certificates, (ii) any certificates for interest, dividends or renewal (Zins- und Gewinnanteilsscheine, Erneuerungsscheine) and (iii) any rights to subscribe for newly issued shares in the Company (Bezugsrechte), and

(b)	such Seller’s existing membership rights relating to the Sale Shares (sold for that Agreed Share Price), and

(c)	such Seller’s claims for delivery (Herausgabe- und Auslieferungsansprüche) vis-à-vis BHF-BANK Aktiengesellschaft as deposit bank of the Sale Shares (sold for that Agreed Share Price) and vis-à-vis CBA (“Delivery Claims”), and

(d)	in the case of Seller 1 only, any claims of Seller 1 against ING Bank N.V. under the ING Pledge for reassignment (Rückabtretung) of its Delivery Claims in respect of the ING Shares (sold for that Agreed Share Price);

(e)	in the case of Seller 1 only, any claims of Seller 1 against UniCredit Bank AG under the UniCredit Pledge for reassignment (Rückabtretung) of its Delivery Claims in respect of the UniCredit Shares (sold for that Agreed Share Price);

are hereby transferred to Purchaser in accordance with sections §§ 398, 413 German Civil Code (Bürgerliches Gesetzbuch).

(Purchaser acknowledges, that to the extent the Delivery Claims assigned by Seller 1 under paragraph 7.4(c) relate to the ING Shares or the UniCredit Shares, such Delivery Claims exist only conditional upon their reassignment in accordance with paragraphs 7.4(d) and (e).)

7.5	Sellers may waive a Closing Action for which only Purchaser or Guarantor are responsible, and vice versa. Unless otherwise agreed by the Parties in writing, the effect of a waiver shall, however, be limited to eliminating the need that the respective Closing Action be performed by or at the Closing and shall neither prejudice the continuing obligation of the responsible Seller, Purchaser or Guarantor, as the case may be, to bring about such Closing Action nor its liability for non-performance of its obligation to bring about such Closing Action.

7.6	Should the transfer of the Sellers’ Shares require any further act or declaration, the parties shall upon Purchaser’s request take all reasonable endeavors to take such further action and make such further declaration as and when required.

Seite 11

8.	ACCEPTANCE OF TENDER OFFER

8.1	Provided (i) all Closing Conditions have been satisfied or waived or (ii) all Closing Conditions other than Closing Conditions 4.1(a) and 4.1(b) have been satisfied or waived and the Offer remains only subject to satisfaction of Closing Conditions 4.1(a) and 4.1(b) by 28 May 2011, Purchaser may request that consummation of the Closing in accordance with Clause 7 be replaced by Sellers accepting the Offer and transferring their Sale Shares to Purchaser in accordance with the Offer Document, provided that

(a)	by Sellers tendering their Sale Shares in acceptance of the Offer, the Offer becomes finally binding, without there remaining any further condition, rescission right or other risk of the Offer not being consummated, other than satisfaction or waiver by 28 May 2011 of Closing Conditions 4.1(a) and 4.1(b) or as provided for by mandatory applicable laws, and

(b)	the Offer Document will foresee that the offer price (which shall be no less than EUR 40 per Share) (“Offer Price”) is to be paid, upon fulfilment by no later than 28 May 2011 of its closing conditions (such conditions not to go beyond those stated in Clause 4.1(c) (i) and (ii)), to the shareholders tendering their Shares no later than 5 Business Days following the expiration of the additional offer period pursuant to Section 16 para. 2 German Securities Acquisition and Takeover Act or, in case later, the satisfaction or waiver of Closing Conditions 4.1(a) and 4.1(b) by 28 May 2011.

8.2	If Sellers and Purchaser proceed in accordance with Clause 8.1 (and irrespective of whether the conditions stated in the Offer will eventually be satisfied), their rights and obligations under Clauses 2, 3, 5 and 7 (except for Clause 7.2(e)) shall be replaced by the corresponding terms of the Offer and (ii) Sellers undertake not to exercise any withdrawal or rescission right they may have with respect to their tendered Shares pursuant to Section 22 para. 3 German Securities Acquisition and Takeover Act.

9.	SELLERS’ GUARANTEES

9.1	Each Seller hereby severally represents and warrants, in each case only in respect of itself and the Sale Shares sold by it, to Purchaser (but not to Guarantor) in the form of an independent guarantee (Selbständiges Garantieversprechen) within the meaning of Secs. 311 (1), 241 of the German Civil Code as of the Signing Date and as of the Closing Date the following:

(a)	The execution and performance by Seller of this agreement is within its corporate powers and has been duly authorized by all necessary corporate actions on its part. Except for possible merger control clearance, Seller does not require any consent or governmental authorization in connection with the execution and consummation of this agreement.

(b)	Seller is the sole and unrestricted owner of the Sale Shares, which are free and clear of any liens, encumbrances, pledges or other in rem rights of third parties, except for the ING Pledge and the UniCredit Pledge which will only be released upon receipt of the Agreed Share Price for the ING Shares and, respectively, the UniCredit Shares on the Agreed Account and except for pledges under general terms and conditions with the Sellers’ deposit account bank. No dividends have been paid or resolved to be paid with respect to the Sale Shares since 1 January 2010.

9.2	None of the Sellers represents, warrants, guarantees or otherwise accepts any liability for the legal, economic or financial position of the Company nor shall any of the Sellers be responsible or liable for or otherwise be affected for the purposes of this agreement by the future development of the Company (including its subsidiaries) after the date hereof.

Seite 12

10.	REMEDIES

10.1	Subject to Clauses 11 and 12 below, in case a guarantee given by a Seller in Clause 9 (“Guarantee”) is incorrect, the respective Seller or Sellers shall bring about the guaranteed position, provided that only in case this cannot be effected otherwise within a reasonable period of time of no less than two months or is impossible or the respective Seller(s) finally refuse(s) (verweigert ernsthaft und endgültig) to do so, respective Seller or Sellers shall, subject to Clause 10.2, pay to Purchaser the amount of money necessary to put Purchaser in the financial position in which it would have been if the Guarantee had been correct.

10.2	If, in case of a violation of the title Guarantee in Clause 9.1(b), a Seller would, but for this Clause 10.2, be obliged to pay damages in an amount exceeding 10% of the Agreed Share Price, then such Seller shall instead of paying such damages have the right to repay to Purchaser the Agreed Share Price concurrently (Zug um Zug) against re-transfer of the Sale Shares to it (or any other person it may designate). (For the avoidance of doubt, the Agreed Share Price and the corresponding 10% threshold shall be determined separately in relation to each of the ING Shares, the UniCredit Shares and the Indigo Shares.)

11.	STATUTE OF LIMITATION

All claims against any Seller under this agreement shall become time-barred 12 months after the Closing Date, provided however that the limitation period in case of a violation of the Guarantees in Clause 9.1(b) shall be 24 months from the Signing Date.

12.	LIMITATION OF LIABILITY

12.1	Each Seller shall only be responsible for its own obligations. No Seller shall be liable or responsible to Purchaser for (i) any breach of any Guarantee or any other liability or obligation of any other Seller or (ii) any claim against another Seller. If more than one Seller is liable in relation to the same set of facts and circumstances, there (i) shall be only one claim arising from these facts and circumstances and (ii) these Sellers shall be liable as several debtors (Teilschuldner) therefor; the individual liability of each Seller for such claim shall correspond to the percentage rate reflecting the relation of the calculatory share (anteiliger Betrag des Grundkapitals) of each such Seller’s Sale Shares to the aggregate calculatory share of the Sale Shares of all Sellers liable for such claim, but in no case be higher than the respective Seller’s maximum liability under Clause 12.4. In no case shall any liability of Sellers for any claim, breach or obligation be a joint and several liability or responsibility of Sellers (Gesamtschuldnerschaft).

12.2	Sellers shall under no circumstances be liable

(a)	for internal administrative and other overhead costs of Purchaser, Guarantor or the Company, consequential damages, loss or reduction of revenues or profits, damage to good will or damages based on an alleged inappropriateness of the Agreed Share Price;

(b)	if Sellers’ participation rights under Clause 14 have not been observed, unless and except to the extent Purchaser’s failure or delay in doing so, has not increased the affected Seller’s liability;

(c)	or if after the Closing Date a liability is created or increased as a result of any action or absence of mitigation efforts of Purchaser, Guarantor or the Company.

12.3	Purchaser may only assert claims against any Seller, if and to the extent that the aggregate amount of all such claims exceeds EUR 250,000, it being understood that if this threshold is exceeded, only the exceeding amount may be claimed.

Seite 13

12.4	Each Seller’s liability under this agreement shall be limited to 10% of the Agreed Share Price. This limitation shall not apply in case of a violation of the Guarantee in Clause 9.1(b), in which case each Seller’s liability shall be limited to the amount of the Agreed Share Price paid for the Sale Shares affected. (For the avoidance of doubt, the Agreed Share Price and the corresponding 10% threshold shall be determined separately in relation to each of the ING Shares, the UniCredit Shares and the Indigo Shares.)

12.5	The Parties and Guarantor agree that the limitations stipulated in Clauses 11 and 12 of this agreement shall survive a rescission or other termination of this agreement and shall apply to any and all rights and remedies which Purchaser or Guarantor may have against one or more Seller(s) for any breach of any Guarantee or other (contractual or non-contractual) obligation under or in connection with this agreement, the LOI or in any way whatsoever otherwise arising in connection with the Merger and its preparation. Except for claims for specific performance of express obligations under this agreement (primäre Erfüllungspflichten) and damages claims for violating such claims for specific performance, all rights, claims and remedies of any legal nature that any Party or Guarantor may otherwise have against each other shall be excluded. This shall in particular apply to any right to rescind (zurücktreten) (other than pursuant to Clause 5) from, or otherwise terminate, this agreement or to require the winding up of the Merger, any claims for breach of pre-contractual obligations (culpa in contrahendo) including claims under Sections 241 para. 2, 311 para. 2 and para. 3 German Civil Code, any claims for breach of contract (Schadensersatz wegen Pflichtverletzung) including claims under Sections 280, 282 German Civil Code (unless stipulated otherwise in the foregoing sentence), any claims based on frustration of contract (Störung der Geschäftsgrundlage) including claims under Section 313 German Civil Code, any claims for defects of the Sale Shares or the business of the Company (including its subsidiaries) under Sections 437 to 441 German Civil Code, and any claims under tort including claims under Sections 823 et seq. BGB, provided that Clauses 12.3 and 12.4 shall not apply to claims for willful deceit (arglistige Täuschung) or other intentional breaches of contract (vorsätzliche Vertragsverletzungen).

13.	GUARANTEES BY PURCHASER

13.1	Purchaser and Guarantor represent and warrant to Sellers in the form of a Guarantee (Selbständiges Garantieversprechen) within the meaning of Secs. 311 (1), 241 of the German Civil Code as of the Signing Date and as of the Closing Date the following:

(a)	The execution and performance by each of them of this agreement is within their corporate powers and has been duly authorized by all necessary corporate actions on the part of Purchaser and Guarantor. Except as stated in Clause 6, Purchaser and Guarantor do not require any consent or governmental authorization in connection with the execution and consummation of this agreement.

(b)	Purchaser and Guarantor are not aware of any material inaccuracies or omissions in information regarding the Company which either of them has received from either Seller or the Company itself.

13.2	In case of a violation of the guarantees contained in Clause 13.1, Clauses 10, 11, 12.2 to 12.5 and 14 shall apply mutatis mutandis.

13.3	Except to the extent required by mandatory law, Purchaser shall not, and shall cause the Company (including its subsidiaries) not to, raise any claims relating to actions taken prior to Closing against any Seller in its capacity as direct or indirect shareholder of the Company.

Seite 14

14.	PARTICIPATION, INFORMATION, MITIGATION

14.1	Purchaser shall promptly

(a)	inform Seller 1 and, if different, the affected Seller, by courier or registered letter with return receipt (Einschreiben mit Rückschein) of any circumstance whereby it reasonably appears that any Seller is or may be liable to make any payment under this agreement, stating, to the extent possible, the grounds and nature of the potential claim and its estimated amount, within a period of one month from the time Purchaser or Guarantor learns of such circumstance; provided, however, that Purchaser’s failure to give, or delay in giving, such to Seller 1 and, if different, the affected Seller, will relieve the affected Seller of any liability or obligation under this agreement, unless and except to the extent, and only to the extent, such affected Seller is not prejudiced as a result of such failure or delay and Purchaser can show the amount by which Seller was not so prejudiced; and

(b)	thereafter keep Seller 1 and, if different, the affected Seller reasonably informed of all developments in relation thereto; and

(c)	provide all such information and documentation (no matter how it is recorded or stored) as Seller 1 or, if different, the affected Seller shall reasonably request in connection therewith; and

(d)	ensure that the affected Seller (through or together with its advisers who have to be subject to market standard confidentiality agreements or a professional duty of secrecy) can investigate the basis of and the amount potentially payable with respect to a potential liability claim, provided that the right to investigate includes the right to receive all information and assistance, have access to premises and personnel during ordinary working hours and the right to examine and copy or photograph any assets, accounts, documents or records, in each case to the extent actually or potentially relating to the claim, as the affected Seller may reasonably request; and

(e)	take, and shall cause the Company to take, all reasonable steps and action as are necessary or as the affected Seller may require in order to mitigate any claim against any Seller and act and cause the Company to act, in accordance with such request, subject to Purchaser and the Company being indemnified by the affected Seller against all reasonable costs and expenses incurred in connection therewith.

14.2	In circumstances where (i) a claim is made against Purchaser or Company which should reasonably be expected to give rise to a claim against a Seller or (ii) Purchaser or the Company should reasonably be expected to be able to recover from a third party any sum in respect of any facts or circumstances by reference to which Purchaser has or should be reasonably expected to have a claim against a Seller, Purchaser shall and shall procure that the Company, in each case prior to taking any action under this agreement, promptly and diligently take all such action as the affected Seller may reasonably request, including the institution of proceedings and the instruction of professional advisers approved by the affected Seller to act on behalf of Purchaser or the Company to avoid, dispute, resist, compromise, defend or appeal against any claim pursuant to (i) or make such recovery pursuant to (ii), as the case may be, in accordance with the instructions of the affected Seller to the intent that such action shall be delegated entirely to affected Seller.

14.3	In circumstances where a Party has paid to the other Party an amount in respect of a claim under this agreement and subsequent to the making of such payment the receiving Party recovers from some other person a sum which is referable to that payment, the receiving Party shall promptly repay to the paying Party an amount equal to the amount so recovered (net of costs of recovery) or, if lower, the amount paid by that paying Party to receiving Party.

Seite 15

14.4	If and to the extent a claim with respect to a breach of a Guarantee exists, all reasonable costs and expenses incurred by Purchaser and all costs incurred for meeting any requests of an affected Seller shall be borne by that Seller liable for such breach; if and to the extent a claim with respect to a breach of a Guarantee does not exist, all reasonable costs and expenses incurred by any Seller shall be borne by Purchaser.

15.	PARENT GUARANTEE

15.1	Guarantor hereby irrevocably and unconditionally guarantees to each Seller the due and punctual performance and satisfaction by Purchaser of all obligations and liabilities Purchaser incurs under, as a result of or otherwise in connection with this agreement.

15.2	If any obligation of Purchaser under this agreement is not satisfied when due, Guarantor shall upon first written demand of the affected Seller by courier or registered letter with return receipt and in any event within three Business Days of receipt by Guarantor of such request from any affected Seller pay to that Seller whatever amount owed by Purchaser to that Seller pursuant to this agreement.

15.3	This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by Purchaser under this agreement, regardless of any intermediate payment or discharge in whole or in part.

15.4	If any discharge or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of Guarantor under this Clause 15 will continue as if the discharge or arrangement had not occurred.

15.5	Guarantor and Purchaser hereby waive any right they may have of first requiring a Seller to proceed against or enforce any other right or security or claim payment from any person, including, without limitation, Purchaser, before claiming from Guarantor under this agreement.

15.6	Guarantor acknowledges that except for Clauses 18 and 20 of this agreement, this agreement does not create any rights of or for the benefit of Guarantor and that Guarantor shall not be entitled to claim performance of or assert any other rights under or arising out of this agreement.

16.	ACKNOWLEDGEMENT OF CHANGE OF CONTROL

Purchaser acknowledges that the Merger will constitute a change of control under the Senior Facility Agreement which, among other things, will entitle the financing bank(s) to declare all or part of the outstanding amounts under such debt arrangement immediately due and payable. Purchaser further acknowledges that Sellers and/or the Company have notified or will notify the financing banks of the Merger contemplated by this agreement. Sellers have agreed to support Purchaser and the Company in any refinancing efforts, provided that no Seller shall be under any obligation or incur any liability risk or liability in relation to such agreement to support.

17.	CONFIDENTIALITY

17.1	The Parties and Guarantor mutually undertake to keep Confidential Information (as defined below) secret and confidential vis-à-vis any third party and keep any part of this agreement confidential among themselves, except that Confidential Information may be disclosed:

(a)	to persons affiliated with a Party and its officers, directors, employees and to professional advisers who have a need to know such information; or

(b)	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or where required by the rules of any

Seite 16

stock exchange, regulation or law (the Parties expressly acknowledge that Guarantor is required under applicable law to disclose this entire agreement in a filing with the U.S. Securities and Exchange Commission within four Business Days of the Signing Date); or

(c)	where disclosure is required in order for a Party or Guarantor to honor or enforce any provision of this agreement (or to defend against any other Party’s or Guarantor’s alleged enforcement of any provision of this agreement); or

(d)	with the prior written consent of Sellers or Purchaser, respectively; or

(e)	by the Purchaser after Closing.

17.2	For the purposes of Clause 17.1, “Confidential Information” shall mean any information relating to this agreement or to the Company (including its subsidiaries), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, except to the extent that the relevant facts (i) are or become public knowledge other than as a direct or indirect result of any breach of Clause 17.1, (ii) are or were known by the relevant person before the date the information is or was disclosed to it or (iii) are lawfully obtained after that date.

17.3	No press releases or other public announcement concerning the transactions contemplated by this agreement shall be made by any Party or Guarantor unless the form and text of such announcement shall first have been approved by all other Parties except that – if that Party or Guarantor are required by law or by applicable stock exchange regulations to make an announcement – the aforementioned approval requirement shall not apply.

18.	NOTICES

18.1	All declarations, notices or other communications hereunder (“Notice”) shall be done in writing in the English language and delivered by hand, by courier, by facsimile or scanned letter transmitted by email to the person at the addresses set forth in Clause 18.2, or such other addresses as may be designated by the respective Party or Guarantor to the other Party or the Guarantor in the same manner.

18.2	Any Notice to be given under or in connection with this agreement or the LOI shall be addressed as follows:

(a)	if directed to Seller 1 or Seller 2:

(i)	Indigo Capital IV LLP, 30 King Street, London EC2V 8EH, England, Fax: +44 (0) 20 7397 1531.

(ii)	with a copy to: Markus Strelow, Mayer Brown LLP, Bockenheimer Landstrasse 98-100, 60323 Frankfurt am Main, Fax +49 (0) 69 7941 100.

(b)	if directed to Seller 3:

(i)	Industrie-Beteiligungs-Gesellschaft mbH, Thomas Graf, Bockenheimer Landstrasse 10, 60323 Frankfurt am Main, Fax +49 (0) 69 718 3206.

(ii)	with a copy to: Sandra Gransberger, BHF-BANK Aktiengesellschaft, Bockenheimer Landstraße 10, 60323 Frankfurt am Main, Fax +49 (0) 69 718 123545.

Seite 17

(c)	If directed to Purchaser or Guarantor:

(i)	Amerigon Europe GmbH and Amerigon Incorporated, Attn: Daniel R. Coker, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, United States of America, Fax +1 248 504 0500.

(ii)	with a copy to: Peter Memminger, Milbank Tweed, Hadley & McCloy LLP, Taunusanlage 15, 60325 Frankfurt am Main, Fax +49 (0) 69 71914 3500.

18.3	Each Party and Guarantor shall communicate any change of its respective address as soon as possible in writing to the respective other parties. Until such communication, the address as hitherto shall be relevant.

18.4	The receipt of copies of Notices by a Party’s or Guarantor’s advisor shall not constitute or substitute the receipt of such Notices by the Party itself.

19.	SERVICE OF PROCESS

19.1	Without prejudice to any other means or mode of service allowed under any relevant law, Guarantor

(a)	hereby irrevocably appoints Process Agent (Zustellungsbevollmächtigter) for service of process (Entgegennahme von Schriftstücken) in relation to any proceedings before any court of the Federal Republic of Germany in connection with this agreement, and

(b)	agrees that failure by Process Agent to notify it of the service of process (Zustellung) will not invalidate the service of process or proceedings concerned.

19.2	Guarantor undertakes to deliver to Process Agent without undue delay following the Signing Date an appointment letter in the form of Annex 19.2 (“Appointment Letter”) and if a person appointed as Process Agent ceases to hold that capacity, to appoint promptly another person domiciled in Germany as Process Agent in accordance with this Clause 19.

19.3	Process Agent hereby acknowledges its appointment. Process Agent shall ensure that documents to be served to Guarantor can validly be served by delivery to Process Agent. In particular, Process Agent shall notify each Seller without undue delay of any change of address, accept any documents delivered to it on behalf of any Seller, and fulfill any requirements of § 171 German Code of Civil Procedure (Zivilprozessordnung - ZPO), in particular present an original of the Appointment Letter to the person effecting the service of process in compliance with § 171 sentence 2 ZPO. Process Agent hereby undertakes to notify to Sellers any revocation or other termination of its appointment as Process Agent.

19.4	Unless another German address is notified to Sellers, documents shall be served to Process Agent at the following address: TMF Deutschland AG, Eschenheimer Anlage 1, 60316 Frankfurt am Main.

20.	CHOICE OF LAW, VENUE

20.1	This agreement and any non-contractual rights and obligations arising out of or in connection with this agreement are subject to the laws of Germany.

20.2	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement.

21.	INTERPRETATION, FORMALITIES, SEVERABILITY

21.1	Capitalised and italicised terms are defined within this agreement and such definitions shall apply to each and every use of such terms within the agreement.

Seite 18

21.2	In case of doubt, the meaning of the German expressions used in this document shall prevail over the meaning of the English expressions to which they relate.

21.3	A reference to the or this agreement implies reference to all annexes included in this agreement.

21.4	This agreement comprises the entire agreement between the Parties and Guarantor with respect to the Merger. Unless otherwise stated herein, any prior oral or written agreements or letters of intent, including in particular the LOI, that relate to the Merger shall be cancelled and superseded by this agreement.

21.5	A Party’s failure or delay to insist on strict performance of any provision of this agreement or exercise any power, right or remedy hereunder shall not operate as or be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

21.6	Changes, amendments to this agreement and waivers shall be valid only if made in writing. This shall also apply to amendments of this provision.

21.7	In the event that any provision of this agreement shall be or become invalid or unenforceable or if this agreement should show a gap, this shall not affect the validity of the remaining provisions of this agreement. In any such case, such valid and enforceable provision shall apply which the parties would have agreed upon in the light of the economic purpose pursued with this agreement, had they considered the matter when executing this agreement.

22.	MISCELLANEOUS

22.1	Except as otherwise stated in this agreement, all payments under or in connection with this agreement shall be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds, value as of the relevant due date.

22.2	Except as otherwise stated in this agreement, the Parties and Guarantor shall not be entitled to exercise any right of set-off or retention right with respect to any payment to be made by them under this agreement unless their claim is finally decided by a final court judgement or arbitration award.

22.3	All (i) transfer taxes, stamp duties, registration duties, costs of share transfer (for the avoidance of doubt, such costs shall not include any costs related with the removal of the share pledge on the Seller’s Shares, the refinancing of the Company’s existing financing or any other similar or extraordinary items, but merely the costs for the booking of the ownership transfer for the Seller’s Shares in the respective deposit accounts) and other charges and similar costs payable in connection with the execution of this agreement and the implementation of the Merger, and (ii) costs and fees in connection with any applicable merger control clearances (except for any Seller’s costs of professional advisors retained by any Seller in connection with any filing under the HSR Act), shall be borne by Purchaser. All other costs and expenses incurred by a person in connection with this agreement (including the costs of a Seller’s professional advisers in connection with any filing under the HSR Act) shall be borne by the person incurring such costs.

22.4	Except as otherwise provided herein, no Party nor Guarantor shall be entitled to assign any rights or claims under this agreement without the prior written approval of the other Parties, except that each Party and Guarantor may assign its rights or claims hereunder to its affiliates and Purchaser and Guarantor may assign its rights or claims hereunder to any banks financing the Merger.

Seite 19

28 February 2011	28 February 2011

/s/ Martin Stringfellow	/s/ Daniel R. Coker

Indigo Capital LLP in its capacity as Manager of Indigo Capital IV LP	Amerigon Incorporated

/s/ Martin Stringfellow	/s/ Daniel R. Coker

Indigo Capital LLP in its capacity as Manager of ICWET LP	Amerigon Europe GmbH

/s/ Sandra Gransberger /s/ Thomas Graf	/s/ Ursula Rutovitz

Industrie-Beteiligungs-Gesellschaft mbH	TMF Deutschland AG

Seite 20

Annex 4.1(f) – Release of Share Pledges

AGREEMENT OF RELEASE

This agreement of release of security over shares in W.E.T. Automotive Systems AG is made on ● between

(1)	[Pledgee], ●, Germany, as pledgee (“Pledgee”), and

(2)	Indigo Capital IV LP, 30 King Street, London, EC2V 8EH, England, as pledgor (“Pledgor”).

PREAMBLE

(A)	By “Kauf- und Übertragungsvertrag” of ● (“Mezzanine Purchase Agreement”) Pledgor and ICWET LP purchased from Pledgee the full share of Pledgee’s participation in the Mezzanine Darlehensvertrag (as defined in such Mezzanine Purchase Agreement). Pursuant to Clause 1.3 of the Mezzanine Purchase Agreement Pledgee is entitled to an “Erhöhungsbetrag” as set out in more detail therein (“Top-Up”).

(B)	On 15 April 2010 Pledgee and Pledgor executed a “Second Ranking Securities Account Pledge Agreement” (the “Agreement”) to secure Pledgee’s right to receive the Top-Up.

(C)	Pledgor intends to sell and transfer the Purchased Shares (as defined in the Agreement) to a third party who is interested to acquire, inter alia, the Purchased Shares. Pledgee is prepared to release the pledge over the Pledged Items (as defined in the Agreement) to the extent required to permit Pledgor to effect the sale and transfer of the Purchased Shares to the envisaged purchaser.

NOW THEREFORE IT IS AGREED WHAT FOLLOWS:

1.	RELEASE OF PLEDGE

1.1	Subject to the condition precedent stated in Clause 2 below, Pledgee

(a)	hereby releases and terminates the pledge granted to it by Pledgor over the Pledged Items pursuant to the Agreement;

(b)	hereby reassigns to Pledgor the claims assigned to it by Pledgor under Clause 1.3 of the Agreement.

1.2	Pledgor hereby accepts the above release and assignment.

1.3	Pledgor confirms its obligation not to withdraw the Purchase Price from the Purchase Price Income Account (as defined in Clause 2 below) until and except to the extent it has satisfied Pledgee’s right to receive the Top-Up.

2.	CONDITION PRECEDENT

2.1	The release and reassignment agreed in Clause 1.1 are subject to receipt of Euro ● (“Purchase Price”) on the following account:

Account number ●

Bankleitzahl 500 202 00

BHF-BANK Aktiengesellschaft, Frankfurt

Seite 21

IBAN: ●

BIC: BHFBDEFF500

(“Purchase Price Income Account”),

provided that the payment instruction was not made subject to any condition, revocation or reservation.

3.	NOTICE OF TERMINATION OF PLEDGE

Pledgee hereby authorises Pledgor to notify the Depository Bank (as defined in the Agreement) of the release and termination of the pledge, subject to the condition stated in Clause 2, stipulated herein and to perform all other acts and things required or conducive in relation thereto.

4.	CHOICE OF LAW, VENUE

4.1	This agreement is governed by the laws of the Federal Republic of Germany. Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by the laws of the Federal Republic of Germany.

4.2	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement. This Clause 4.2 is for the benefit of Pledgee only. Pledgee may start proceedings in any other court with jurisdiction.

Pledgor:

Indigo Capital IV LP

Date:

By:
	(signature(s))	(name of signatory/ies)

Pledgee:

[Pledgee]

Date:

By:
	(signature(s))	(name of signatory/ies)

Seite 22

Annex 19.2 –

Appointment of Process Agent

(Bestellung eines Zustellungsbevollmächtigten)

Amerigon Incorporated,

21680 Haggerty Road, Suite 101, Northville, Michigan 48167, USA

TMF Deutschland AG,

Eschenheimer Anlage 1, 60316 Frankfurt am Main

[date]

Reference:	Betreff:

Share Sale and Purchase Agreement dated 28 February 2011	Aktienkaufvertrag vom 28. Februar 2011

Dear Sirs,	Sehr geehrte Damen und Herren,

we hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned agreements.

hiermit bevollmächtigen wir Sie unwiderruflich, sämtliche Schriftstücke, die uns im Zusammenhang mit Verfahren vor deutschen Gerichten in Verbindung mit dem oben genannten Verträgen zugestellt werden sollen, entgegenzunehmen.

Yours sincerely	Mit freundlichen Grüßen

Place, date	Ort, Datum

Amerigon Incorporated (Principal)	Amerigon Incorporated (Vollmachtgeber)

Seite 23

(Signature(s) of Guarantor)

Seite 24